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                                                                  EXHIBIT 5.1(A)

                                                              September 23, 1999

Netia Holdings S.A.
ul. Poleczki 13
02-822 Warsaw, Poland

Ladies and Gentlemen,

    We have acted as Polish counsel to Netia Holdings S.A., a corporation organized under the laws of the Republic of Poland (the "COMPANY"), in connection with the preparation and filing of the Registration Statement of the Company on Form F-1 under the United States Securities Act of 1933, as amended (File No. 333-10556) (the "REGISTRATION STATEMENT") and the Post-Effective Amendment No. 1 (the "POST-EFFECTIVE AMENDMENT") thereto. Terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.

    In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

    Based on the foregoing, and subject to the qualifications stated herein we are of the opinion that:

    1. the 5,500,000 Ordinary Shares, par value PLN 6.00 per share, of the Company (the "COMMON SHARES") represented by American Depositary Shares (the "ADSS") issued and sold by the Company on August 3, 1999, as contemplated by the Registration Statement, have been duly authorized by the Company.

    2. The registration of the Capital Increase is complete, legally valid and effective.

    3. The Common Shares have been validly issued and are fully paid, non-assessable and not subject to any statutory pre-emptive or similar rights.

    The opinion expressed herein is based on the laws of the Republic of Poland. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

    We hereby consent (a) to be named in the Prospectus as the attorneys who have passed upon (i) the validity of the Ordinary Shares represented by the ADSs being offered thereby and (ii) the statements included in the Prospectus under "Risk Factors--It May be Difficult for Investors to Effect Service and Enforcement of Legal Process" and "Enforcement of Certain Civil Liabilities" and
(b) to the filing of this opinion as an exhibit to the Post-Effective Amendment.

                                          Very truly yours,

                                          /s/ Weil, Gotshal & Manges Sp. z o.o.